UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No._)*

                           IMMTECH INTERNATIONAL, INC.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   452519 10 1
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                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |X|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

CUSIP No. 452519 10 1                13G                       Page 2 of 6 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    T. Stephen Thompson
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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                  5    SOLE VOTING POWER

                       294,593
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             294,593
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    294,593
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.92%
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12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 452519 10 1                13G                       Page 3 of 6 Pages


Item 1.

      (a)   Name of issuer:

                  Immtech International, Inc.

      (b)   Address of issuer's principal executive offices:

                  150 Fairway Drive, Suite 150
                  Vernon Hills, Illinois 60061

Item 2.

      (a)   Name of person filing: This statement is filed by T. Stephen
            Thompson.
      (b) Address or principal business office or, if none, residence: 150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061.
      (c)   Citizenship: Mr. Thompson is an American citizen.
      (d)   Title of Class of Securities: Common Stock
      (e)   CUSIP No.: 452519 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) |_| Insurance company as defined in section 3(a)(19) of the Exchange Act.
      (d) |_| Investment company registered under Section 8 of the Investment Company Act.
      (e)   |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

CUSIP No. 452519 10 1                13G                       Page 4 of 6 Pages


Item 4. Ownership

      (a) Amount beneficially owned: Mr. Thompson is the direct beneficial owner of 294,593 shares.
      (b)   Percent of class: 4.92% of shares described in Item 4(a).
      (c)   Number of shares as to which such person has:
            (i) Sole power to vote or to direct the vote: Mr. Thompson has the sole power to vote or direct the vote of the 294,593 shares.
            (ii)  Shared power to vote or to direct the vote: Not applicable.
            (iii) Sole power to dispose or to direct the disposition: Mr.
                  Thompson has the sole power to dispose or direct the disposition of the 294,593 shares.
            (iv) Shared power to dispose or to direct the disposition: Not applicable.

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not Applicable.

Item 8. Identification and Classification of Members of the Group

      Not Applicable.

Item 9. Notice of Dissolution of Group

      Not Applicable.

CUSIP No. 452519 10 1                13G                       Page 5 of 6 Pages


Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 452519 10 1                13G                       Page 6 of 6 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      2/12/01
                                        -----------------------------------
                                                       Date


                                              /s/ T. Stephen Thompson
                                        -----------------------------------
                                               T. Stephen Thompson